Capital Management Investment Trust 485BPOS

Exhibit 99.(h)(6)

SECOND AMENDMENT

TO

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This Second Amendment to the Amended and Restated Expense Limitation Agreement (“Amendment”) is made and entered into this 30th day of March 2018, by and between Capital Management Associates, Inc. (the “Advisor”) and Capital Management Investment Trust (the “Trust”), on behalf of the Wellington Shields All-Cap Fund (formerly the Capital Management Mid-Cap Fund).

WITNESSETH:

WHEREAS, the Advisor and the Trust wish to amend that certain Amended and Restated Expense Limitation Agreement (“Agreement”) dated February 23, 2006 between the Advisor and the Trust to change the name of the Fund from the Capital Management Mid-Cap Fund to the Wellington Shields All-Cap Fund.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

All references to the Capital Management Mid-Cap Fund in the Agreement are hereby replaced with “Wellington Shields All-Cap Fund”.

Except as expressly modified or amended herein, all other terms, provisions and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers the day and year first above written.

CAPITAL MANAGEMENT INVESTMENT TRUST

ON BEHALF OF WELLINGTON SHIELDS ALL-CAP FUND

By:	/s/ David V. Shields
Trustee

CAPITAL MANAGEMENT ASSOCIATES, INC.

By:	/s/ W. Jameson McFadden
President